U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15
     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES AND EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE

      Date of Report (Date of earliest event reported): February 16, 2003

                       COMMISSION FILE NUMBER: 000-26349


                          Aurora Precious Metals, Inc.
            (Exact name of registrant as specified in its charter)



            Nevada                                        86-0853156
-----------------------------------------          -------------------------
(State or jurisdiction of incorporation            (I.R.S. Employer I.D. No.)
 or organization

525 Seymour St., Suite 908
Vancouver, B.C.                                        V6B 3H7
604-685-1527
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common stock, .001 par value

     ----------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
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     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12-g4(a)(1)(i) ___                              Rule 12h-3(b)(1)(i)____
Rule 12-g4(a)(1)(ii)___                              Rule 12h-3(b)(1)(ii)_X__
Rule 12-g4(a)(2)(i) ___                              Rule 12h-3(b)(2)(i)____
Rule 12-g4(a)(1)(ii)___                              Rule 12h-3(b)(2)(ii)___
                                                  Rule 15d-6____

Approximate holders of record as of the date of the certification or notice date: 106

Pursuant to the requirements of the Securities Exchange Act of 1934, Aurora Precious Metals, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: April 2, 2003

By: Walter Stunder
    ----------------------
    Walter Stunder, President

In connection with the Form 15 of Aurora Precious Metals, Inc. (the "Company"), as filed with the Securities and Exchange Commission on the date hereof, the undersigned hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to the best of their knowledge:

     1. The report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     2. The information contained in the report fairly presents, in all material respects, the financial condition and results of the Company.



Dated: April 2, 2003                   By:      Walter Stunder
                                                ------------------------------
                                                Walter Stunder, President


Dated: April 2, 2003                   By:      David Maxwell
                                                -----------------------------
                                                David Maxwell
                                                Treasurer


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.